UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Verizon Communications Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc. 1095 Avenue of the Americas New York, New York 10036

March 15, 2004

To Our Shareholders:

On behalf of the Board of Directors, Verizon cordially invites you to attend the 2004 Annual Meeting of Shareholders of Verizon Communications Inc. on Wednesday, April 28, 2004. The Annual Meeting will be held at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia. The Annual Meeting will begin at 10:00 a.m. and end no later than 12 noon. The formal Notice of Annual Meeting appears on the next page.

The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Shareholders who attend the Annual Meeting will have the opportunity to ask questions of broad interest to Verizon’s shareholders. You will need an admission ticket to attend the Annual Meeting, and specific information about obtaining your admission ticket can be found in the Notice of Annual Meeting. Directions to the Annual Meeting are printed on the admission ticket.

It is important that your views be represented whether or not you attend the Annual Meeting. The Board of Directors recommends that shareholders vote FOR Items 1 and 2 and AGAINST Items 3 through 11.

We appreciate your interest in Verizon and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

Sincerely,

Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders
of Verizon Communications Inc.

Date:	April 28, 2004
Time:	10:00 a.m. Local Time
Place:	Richmond Marriott Hotel 500 East Broad Street Richmond, Virginia 23219

At the Annual Meeting of Shareholders, you will be asked to:

1.	Elect Directors;

2.	Ratify the appointment of the independent auditor;

3.	Act upon such other matters, including the nine shareholder proposals described on pages 10-20 of this Proxy Statement, as may properly come before the meeting; and

4.	Consider any other business that is properly brought before the meeting.

Only shareholders of record at the close of business on March 1, 2004 will be entitled to vote at the Annual Meeting. To grant a proxy to vote your shares, you should complete and return the enclosed proxy card, complete the voter instruction form provided by your bank or broker or grant your proxy by telephone or Internet as described on your proxy card or voter instruction form. You may also vote in person at the Annual Meeting. We encourage you to vote promptly whether or not you expect to attend the Annual Meeting.

You will need an admission ticket to attend the meeting. If you are a registered shareholder, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you owned shares of Verizon common stock on March 1, 2004. Please bring that documentation to the meeting in order to receive your admission ticket.

By Order of the Board of Directors

Marianne Drost	March 15, 2004
Senior Vice President,
     Deputy General Counsel and
     Corporate Secretary

The Richmond Marriott Hotel is accessible to all shareholders. If you would like a sign language interpreter at the meeting, please direct your request to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036, so that we receive it no later than April 9, 2004.

PROXY STATEMENT

Beginning March 15, 2004, Verizon is mailing this Proxy Statement and proxy card to its shareholders of record as of March 1, 2004. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Shareholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the Proxy Committee will vote the proxy in accordance with the directions provided. If you do not indicate how your shares are to be voted, the Proxy Committee will vote your shares as recommended by the Board of Directors. If you wish to give a proxy to someone other than the Proxy Committee named on the proxy card, you should cross out the names of the Proxy Committee and insert the name(s) of the person(s) who hold(s) your proxy.

Who can vote?  Shareholders of record as of the close of business on March 1, 2004 are entitled to vote. On that date, approximately 2.8 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote?  You can vote in person at the Annual Meeting or you may vote by proxy without attending the Meeting. Alternatively, a registered shareholder may vote shares by giving a proxy via mail, telephone or Internet.

To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card?  The proxy card represents all the shares registered in your name. If you participate in the Verizon Communications Direct Invest Plan, the card also represents any full shares held in your account. If you are an employee who participates in a Verizon employee savings plan and you also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted by telephone or through the Internet will serve as voting instructions to the plan trustee.

How are votes counted?  If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any management or shareholder proposal, but will be counted to determine whether there is a quorum present.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, the nominee has discretion to vote those shares on matters that the New York Stock Exchange has determined are routine. However, a nominee cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Broker non-votes are counted in determining whether a quorum is present.

If you are an employee who participates in a Verizon employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must have your proxy voting instructions by April 23, 2004.

What vote is required?  In order to have a quorum present at the Annual Meeting, a majority of the shares of Verizon common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast. The management and shareholder proposals described in the Proxy Statement must be approved by a majority of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

Who will tabulate the vote?  The Company’s transfer agent, EquiServe Trust Company, N.A., will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential?  It is the Company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor?  Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a fee of $17,500, plus reimbursement of out-of-pocket expenses.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of the Company’s business through written reports and documents and operating, financial and other reports presented at meetings of the Board of Directors and committees of the Board.

Currently, there are 12 directors: James R. Barker, Richard L. Carrión, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Thomas H. O’Brien, Russell E. Palmer, Hugh B. Price, Ivan G. Seidenberg, Walter V. Shipley, John R. Stafford and Robert D. Storey. On December 31, 2003, Charles R. Lee resigned as Chairman and a Director. Robert W. Lane was elected as a Director effective March 1, 2004. Russell E. Palmer will reach mandatory retirement age later this year and has decided to retire at the 2004 Annual Meeting. Accordingly, 11 directors are standing for election. Their biographies appear on pages 7 through 9.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria for determining a Director’s independence. These criteria supplement the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The Guidelines also address business conduct and ethics for Directors. The Verizon Code of Business Conduct is a code of ethics that applies to all employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Guidelines and the Verizon Code of Business Conduct are available through the Corporate Governance link on the Company’s website at www.verizon.com/investor. If you wish to receive a copy of the Guidelines or the Code, send your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036. As stated in the Guidelines, the Board is strongly predisposed against any waivers of the ethical provisions of the Guidelines or the Code for a Director or an executive officer. In the unlikely event of a waiver, the action will be promptly disclosed on the Company’s website noted above. If the Guidelines or the Code are amended, the revised version will also be posted on the website noted above.

Meetings of the Board. The Verizon Board of Directors has eight regularly scheduled meetings each year and special meetings are held as necessary. In addition, management and the Directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments, and other matters of interest to the Directors. The Board has access to management at all times.

The non-management Directors meet regularly in private sessions without any employee directors or members of management present, including at least one session to review and assess the process and effectiveness of the Board and to consider any other matters that the Directors may request. In an executive session of the independent Directors, the Board reviews the performance and compensation of the Chief Executive Officer. An executive or private session is chaired by the Director who chairs the committee having responsibility for the subject matter under discussion.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and, beginning in 2004, Directors standing for election are expected to attend the Annual Meeting of Shareholders. The Verizon Board met a total of eleven times in 2003. Each of the incumbent Directors attended over 80% of the meetings of the Board and the committees to which the Director was assigned, and the Directors, in the aggregate, attended over 90% of the Board and their committee meetings. Eleven of the 12 Directors standing for election at the 2003 Annual Meeting of Shareholders attended the meeting.

Independence. The Board also evaluates the independence of each Director in accordance with applicable laws and regulations and its Corporate Governance Guidelines. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has determined that the following Directors are “independent” as required by applicable laws and regulations, by the listing standards of the New York Stock Exchange and by the Board’s Corporate Governance Guidelines: James R. Barker, Richard L. Carrión, Robert W. Lane, Sandra O. Moose, Thomas H. O’Brien, Russell E. Palmer, Hugh B. Price, Walter V. Shipley, John R. Stafford and Robert D. Storey. The Board has also assessed the independence of the members of the Audit and Finance, Corporate Governance and Human Resources Committees and its findings are included in the following discussion of the Committees.

Shareholder Communications with Directors. A shareholder who wishes to communicate directly with the Board, a committee of the Board or with an individual Director, should send the communication to:

          Verizon Communications Inc.

          Board of Directors [or committee name or
               Director’s name, as appropriate]
          1095 Avenue of the Americas — Room 3877
          New York, New York 10036

Verizon will forward all shareholder correspondence about Verizon to the Board, committee or individual Director, as appropriate. This process has been approved by the independent Directors of Verizon.

Committees of the Board. As described below, there are four standing committees of the Board. Each committee’s charter is available through the Corporate Governance link on the Company’s website at www.verizon.com/investor, or by sending your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036. Each committee conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. Under the Board’s Corporate Governance Guidelines, each committee may retain experts to assist it in carrying out its responsibilities.

The Audit and Finance Committee — is responsible for the appointment, compensation, removal, and oversight of the work of the independent auditor. The Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the independent auditor (including the independent auditor’s independence), the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. The Committee met ten times during 2003. The Board of Directors, based on the recommendation of the Audit and Finance Committee, has designated Thomas H. O’Brien, James R. Barker, Sandra O. Moose and John R. Stafford each as an “audit committee financial expert.” Based on the recommendation of the Corporate Governance Committee and with the concurrence of the Audit and Finance Committee, the Board of Directors has determined that the members of the Audit and Finance Committee are “independent” as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. The members of the Committee are Thomas H. O’Brien — Chairperson, James R. Barker, Sandra O. Moose and John R. Stafford.

The Human Resources Committee — is responsible for overseeing management’s development of policies and practices that support the Company’s strategic objectives of competitive management compensation and benefit plans. These policies and practices include succession planning. The Committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. The Committee met five times in 2003. Based on the recommendation of the Corporate Governance Committee and with the concurrence of the Human Resources Committee, the Board of Directors has determined that the members of the Human Resources Committee are “independent” as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. The members of the Committee are Russell E. Palmer — Chairperson, Richard L. Carrión, Walter V. Shipley and John R. Stafford.

The Public Policy Committee — reviews and provides guidance to the Board of Directors on selected issues of significance to the Company and oversees management in the development and implementation of the Company’s charitable contribution policies, pension fund management and policies related to the administration of pension benefits, selected social, environmental and regulatory matters and political contributions, equal opportunity and diversity compliance and initiatives, and safety issues. The Committee met twice in 2003. The members of the Committee are James R. Barker — Chairperson, Richard L. Carrión, Joseph Neubauer, Thomas H. O’Brien and Robert D. Storey.

The Corporate Governance Committee — provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in Corporate Governance Guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. The Committee met four times in 2003. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has determined that the members of the Committee are “independent” as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. The members of the Committee are Walter V. Shipley — Chairperson, Sandra O. Moose, Russell E. Palmer and Hugh B. Price.

Nomination of Candidates for Director. In exploring potential candidates for directors, the Corporate Governance Committee considers individuals recommended by members of the Committee, other Directors, members of management, and shareholders or self-nominated individuals. The Committee is advised of all nominations that are submitted to Verizon and determines whether it will further consider the candidates using the criteria described below.

In order to be considered, each proposed candidate must:

•	Be ethical;

•	Have proven judgment and competence;

•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet the needs of the Company;

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

•	Be willing and able to devote sufficient time to fulfill his/her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee also considers other factors that are relevant to the current needs of the Company, including those that promote diversity.

After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

The Company will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available through the Corporate Governance link on the Company’s website at www.verizon.com/investor.

The Bylaws require that a shareholder who wishes to nominate an individual for election as a Director at the Company’s Annual Meeting of Shareholders must give the Company advance written notice no later than 90 days prior to the anniversary date of the Annual Meeting, or January 28, 2005, in connection with next year’s Annual Meeting and provide specified information. Shareholders may request a copy of the Bylaw requirements from the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036.

Director Compensation. Non-employee Directors receive both cash and stock compensation. Directors receive an annual retainer of $60,000 and each Committee Chairperson receives an additional $5,000 annual retainer. The Directors receive an annual stock option grant valued at $130,000 or may elect to receive a grant of options and share equivalents, each valued at half of that amount. Directors do not receive meeting fees for any Board or committee meeting held the day before or the day of a regularly scheduled Board meeting. Directors receive a meeting fee of $1,000 for any other Board or committee meeting.

Directors may defer the receipt of all or part of their cash retainers and fees. Effective in the first quarter of 2004, Directors may elect to allocate the deferred amounts in investment options that generally parallel the investment choices in Verizon’s qualified savings plan for employees.

Each new non-employee Director who joins the Board receives a one-time grant of options to purchase 10,000 shares of Verizon common stock at the market price on the date he or she joins the Board.

Non-employee Directors are entitled to receive concession wireline and wireless telecommunications services and equipment. The total value of these telecommunications services and associated equipment for all non-employee Directors in 2003 was $39,180. Non-employee Directors also are provided with business-related travel accident insurance coverage. The total amount of premiums paid by the Company for this insurance coverage in 2003 was $1,906.

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who formerly served as Directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Directors who formerly served as Directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants.

A Director who is an employee or former employee of Verizon is not compensated for Board service.

Mandatory Retirement. Under the Company’s Bylaws, a non-employee Director must retire no later than the Board meeting that follows his or her 70th birthday.

Related transactions. From time to time, certain subsidiaries of the Company utilize the legal services of Thompson Hine LLP. Robert D. Storey, a Director of the Company, is a partner in that law firm.

SUBMISSION OF SHAREHOLDER PROPOSALS

A shareholder who would like to have a proposal considered for inclusion in the Company’s 2005 Proxy Statement must submit the proposal so that it is received by the Company no later than November 15, 2004. Securities and Exchange Commission rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036.

If a shareholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2005 Annual Meeting of Shareholders, Verizon’s Bylaws require that the shareholder notify the Company in writing no later than 90 days prior to the anniversary date of the 2004 Annual Meeting, or January 28, 2005, and provide specified information. Requests for a copy of the Bylaw requirements should be addressed to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3883, New York, New York 10036.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent auditor the Company’s audited financial statements for the year ended December 31, 2003.

The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditor the independent auditor’s independence.

The Committee discussed with the internal auditors and the independent auditor the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent auditor, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K.

Following a review of the independent auditor’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent auditor for the fiscal year 2004.

During 2003, the Committee completed a comprehensive review of its charter, practices and procedures in order to assure continued compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

Respectfully submitted,

      Audit and Finance Committee

Thomas H. O’Brien, Chairperson
James R. Barker
Sandra O. Moose
John R. Stafford

Dated: March 8, 2004

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Board has fixed the size of the Board at 11 Directors effective upon the conclusion of the Annual Meeting. Each of the nominees listed below is an incumbent Director whose nomination to serve for a one-year term was recommended by the Corporate Governance Committee and approved by the Board. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. However, if any nominee should become unavailable to serve at the time of the Annual Meeting, the Proxy Committee will vote shares represented by proxies for the remaining nominees and for substitute nominee(s), if any, designated by the Board, unless otherwise instructed by a shareholder.

If you wish to vote for or withhold your vote from all nominees, please mark the corresponding box on your proxy card or proceed as directed in the instructions for telephone or Internet voting. If you do not wish your shares to be voted for a particular nominee, you should note that nominee’s name in the exception space provided on the proxy card or proceed as directed in the instructions for telephone or Internet voting.

The election of Directors is determined by a plurality of the votes cast.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Verizon Board committee memberships, as of March 6, 2004.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR NOMINEES

JAMES R. BARKER, Chairman of Interlake Steamship Co. and Vice Chairman of Mormac Marine Group, Inc. and Moran Towing Corporation. Director of The Brink’s Company. Director since June 2000 (Director of GTE Corporation 1976 – 2000); Chairperson of Public Policy Committee and member of Audit and Finance Committee. Age 68.

RICHARD L. CARRIÓN, Chairman, President and Chief Executive Officer, Popular, Inc. and Chairman, President and Chief Executive Officer, Banco Popular de Puerto Rico. Director of Telecomunicaciones de Puerto Rico, Inc; Wyeth. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Human Resources Committee and Public Policy Committee. Age 51.

ROBERT W. LANE, Chairman, President and Chief Executive Officer, Deere & Company; Chief Executive Officer and President (May 2000 – August 2000); President (January 2000 – May 2000); President, Worldwide Agricultural Equipment Division (September 1999 – January 2000) and Senior Vice President and Managing Director (1998 – September 1999). Director since March 1, 2004. Age 54.

SANDRA O. MOOSE, President of Strategic Advisory Services; Retired Senior Vice President and Director of The Boston Consulting Group, Inc. Director of Rohm and Haas Company; CDC-IXIS Funds. Director since June 2000 (Director of GTE Corporation 1978 – 2000); member of Audit and Finance Committee and Corporate Governance Committee. Age 62.

JOSEPH NEUBAUER, Executive Chairman of the Board; Chairman and Chief Executive Officer, ARAMARK Corporation (1998 – January 2004); President (1983 – 1997). Director of CIGNA Corporation; Federated Department Stores; Wachovia Corporation. Director since 1995; member of Public Policy Committee. Age 62.

THOMAS H. O’BRIEN, Retired Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. and PNC Bank, N.A. Director of BlackRock, Inc.; Hilb, Rogal and Hobbs Company; The PNC Financial Services Group, Inc. Director since 1987; Chairperson of Audit and Finance Committee and member of Public Policy Committee. Age 67.

HUGH B. PRICE, Senior Advisor, Piper Rudnick LLP; President and Chief Executive Officer, National Urban League (1994 – 2003). Director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company; Sears, Roebuck and Co. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Corporate Governance Committee. Age 62.

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer since December 31, 2003; President and Chief Executive Officer (April 2002 – December 2003); President and Co-Chief Executive Officer (June 2000 – March 2002); Chairman of the Board (December 1998 – June 2000) and Chief Executive Officer (June 1998 – June 2000). Director of Honeywell International Inc.; Wyeth; Viacom, Inc. Mr. Seidenberg will not stand for reelection at the 2004 annual meeting of Viacom, Inc. Director since 1997 (Director of NYNEX Corporation 1991 – 1997). Age 57.

WALTER V. SHIPLEY, Retired Chairman, The Chase Manhattan Corporation; Chairman and Chief Executive Officer (1983 – 1992; 1994 – 1999). Director of Exxon Mobil Corporation; Wyeth. Director since 1997 (Director of NYNEX Corporation 1983 – 1997); Chairperson of Corporate Governance Committee and member of Human Resources Committee. Age 68.

JOHN R. STAFFORD, Retired Chairman of the Board (1986 – 2002) and Chief Executive Officer (1986 – April 2001), Wyeth. Director of Honeywell International Inc.; J.P. Morgan Chase & Co. Director since 1997 (Director of NYNEX Corporation 1989 – 1997); member of Audit and Finance Committee and Human Resources Committee. Age 66.

ROBERT D. STOREY, Partner, Thompson Hine LLP. Director of The Procter & Gamble Company. Director since June 2000 (Director of GTE Corporation 1985 – 2000); member of Public Policy Committee. Age 67.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR
ITEM 2 ON PROXY CARD

The Audit and Finance Committee of the Board of Directors considered the performance and qualifications of Ernst & Young LLP, certified public accountants, and has reappointed the firm as independent auditor to examine the financial statements of Verizon for the fiscal year 2004 and examine management’s assertion regarding the effectiveness of internal controls.

Fees billed to the Company by Ernst & Young for services rendered during fiscal year 2003 and 2002 were as follows:

	2003	2002

Audit fees:	$8.8 million	$8.8 million
Audit-related fees*:	$6.7 million	$4.8 million
Tax fees*:	$2.0 million	$3.0 million
All other fees*:	$1.6 million	$2.3 million

*Audit-related fees primarily include regulatory audits, audits of subsidiaries, due diligence and disposition procedures and accounting consultations. Tax fees primarily consist of state and local and international tax consultations. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Audit and Finance Committee considered, in reliance on management and the independent auditor, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Audit and Finance Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent auditor to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent auditor and the related fees.

The affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young. If this appointment is not ratified by the shareholders, the Audit and Finance Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

SHAREHOLDER PROPOSALS

ITEMS 3 — 11 ON PROXY CARD

The shareholders named below have advised us that they intend to have their proposal presented at the Annual Meeting. Each of the shareholder proposals must receive the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter to be approved. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owner of 424 shares of the Company’s common stock, proposes the following:

“RESOLVED: That the stockholders of Verizon, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 627,142,735 shares, representing approximately 35% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

The Company, like most other major corporations, elects directors by providing that each share of common stock has one vote. The Board of Directors firmly believes that the present system of electing directors, in which directors elected are those receiving a plurality of the votes cast by the shareholders as a whole, best assures that the directors will represent the interests of all shareholders, and not just a particular group. The great majority of states do not have mandatory cumulative voting and the Revised Model Business Corporation Act recommends that state laws not mandate cumulative voting. According to recent data published by the Investor Responsibility Research Center, more than 90% of the companies it tracks do not provide for cumulative voting.

The Board of Directors opposes cumulative voting because it would permit special interest groups to leverage their voting power and elect one or more directors representing that group’s narrow interest. Directors elected by such a “special interest” constituency may have difficulty fulfilling their fiduciary duty of loyalty to the Company and its shareholders due to inherent conflicts between the Company and its shareholders’ interests, on the one hand, and the director and his or her constituency, on the other. The Board of Directors believes that these potential conflicts create factionalism and undermine the ability of the Board members to work together effectively for the best interests of all shareholders, and not a selected few.

The Company’s shareholders, at the 2003 Annual Meeting, rejected a proposal for cumulative voting by a substantial margin, and should continue to do so. At the Company, cumulative voting is not necessary to provide management accountability. The Board is committed to continuing its good corporate governance practices as presented in its Corporate Governance Guidelines, which include, among others, such safeguards as an annually elected Board, a majority of independent directors, exclusively independent membership of the Board committees that oversee audit, compensation and corporate governance matters, confidential voting by shareholders and absence of any shareholder rights plan (commonly referred to as a “poison pill”).

For the foregoing reasons, the Board believes that cumulative voting is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:

John Sellen, 235 Demarest Ave. (Box 457), New Milford, NJ 07646-0457, who owns 1,350 shares of the Company’s common stock, and Joseph A. Ristuccia and Ann Ristuccia, 3905 Bayview Road (Box 611), Southold, NY 11791, who own 436 shares of the Company’s common stock, hereby notify the Company that they intend to reintroduce the following resolution at the 2004 Annual Meeting for action by the stockholders:

“RESOLVED: The shareholders urge the Board of Directors to amend Verizon’s Corporate Governance Guidelines to provide that the Board shall nominate director candidates such that, if elected, a two-thirds majority of directors would be independent.

For this purpose, the definition of “independent” should be no less strict than the standard adopted by the Council of Institutional Investors, an association of pension funds with assets over $1 trillion.

Generally, the CII does not view an outside director as “independent” if, during the past five years, the director has been employed by:

the company or an affiliate;

a company-paid advisor or consultant;

a significant supplier or customer;

a nonprofit that receives significant grants from the company;

a firm whose board includes an executive officer of the company.

SUPPORTING STATEMENT: At least 6 of Verizon’s 11 directors (55%) are insiders or have recently had material financial relationships with the Company, or its officers, either directly or through their firms. We believe that ensuring a substantial majority of truly independent directors is the only way to ensure that the Board will at all times be more accountable to stockholders than they are beholden to management.

Verizon’s 11-member board includes one insider, Chairman and CEO Ivan Seidenberg. A second insider, former Chairman and co-CEO Charles Lee, retired from the Board at year-end 2003.

In addition, Verizon’s public filings disclose, in our view, material relationships among five outside directors:

☐	Storey is partner in a firm providing legal services to Verizon;

☐	Carrion is CEO of a bank that is Verizon’s co-investor in Puerto Rico Telephone, in which Verizon owns a majority interest;

☐	Neubauer is CEO of ARAMARK, where Verizon President Lawrence Babbio determined his compensation until February 2003 as a member of the board compensation committee;

☐	Moose, until year-end 2003, was Senior Vice President of a firm that received at least $3.5 million for consulting services since 2000;

☐	Price was until 2003 CEO of a nonprofit that received millions of dollars in grants from Verizon and included Verizon CEO Seidenberg on its governing board (a position he no longer holds).

Prior to 2003, CEO Seidenberg had an interlocking directorship with yet another outside director, John Stafford, the former chairman and CEO of Wyeth.

We believe that an independent board is particularly needed at Verizon. The Corporate Library, an independent corporate governance research firm, rated Verizon’s Board as one of the “ten worst” among 1,700 companies analyzed in its 2003 Board Effectiveness Ratings.

According to Corporate Library, while Verizon’s Board “is no longer the most interlocked and interconnected board in our database, the independence of several directors remain in question. And the contracts and compensation policy for both Seidenberg and former co-CEO Lee contain virtually every example of excess and lack of control that could be found at a US corporation, as well as a few that can be found nowhere else.”

Although Verizon claims a majority of directors are independent under its Corporate Governance

Guidelines (which track the NYSE’s new minimum listing standard), we believe a stricter standard should apply. We believe outside directors are not “independent” when they have significant financial interests different from Verizon shareholders generally.

Please vote FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

The Board has adopted Corporate Governance Guidelines requiring that a substantial majority of the directors be independent. In fact, the Board has consisted of a majority of independent directors at all times since the Company was founded in 1983. While the Board agrees with the main premise of this proposal — that the Board should consist of a majority of independent directors, it strongly believes that the proponents inaccurately characterize the Board’s independence and proposes a definition of independence that is unduly rigid.

The New York Stock Exchange listing standards currently require the Board to make a finding as to each director’s independence. The Verizon Corporate Governance Guidelines specify objective standards for making that determination, which generally go beyond the final rules adopted by the NYSE and the applicable laws and regulations. In addition, the NYSE’s rules require that non-management directors meet at regularly scheduled executive sessions without management, and that the members of the audit, compensation and governance committees be independent directors. This further obviates the need for adoption of the independence standards set forth by the proponents. The Board believes that, given the high standards of independence to which its directors and committees are held, the proposal is unnecessary.

The Board strongly disagrees with the proponent’s characterization of the independence of certain of its members. The Board has carefully considered the qualifications, affiliations and relationships of each director and, as stated on page 2 of this Proxy Statement, has determined that a substantial majority of the directors are independent. Accordingly, it is confident that a substantial majority of the Board is independent under the final NYSE standards and that the relationships cited by the proponents do not impair the independence of the individual directors. Furthermore, given the Board’s history of independence and its current commitment to being held to higher standards, the Board continues to be concerned that the proposed change to the Corporate Governance Guidelines would arbitrarily restrict the composition of the Board and inappropriately restrict its ability to adapt to changing business circumstances. Accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

The American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 1,600 shares of the Company’s common stock, proposes the following:

“RESOLVED: The stockholders request that the Board of Directors: (1) adopt a policy that the Chairman of the Board will be an independent director who has not previously served as an officer of Verizon Communications; and (2) provide that the policy shall be implemented on or after the date of the 2005 Annual Meeting without violating any existing contractual provision.

STATEMENT OF SUPPORT:

Verizon Communications has announced that, at the close of business on December 31, 2003, CEO Ivan Seidenberg will assume the additional position of Chairman of the Board. However, as one expert has observed, “leading the board and leading the company are two distinct and important jobs.” (Fortune, October 14, 2002). We believe the need for separate positions of Chairman and CEO is especially important at Verizon. In June 2002, the Corporate Library, an independent research firm, named the Verizon Board as one of the ten least effective in the United States.

The Chairman of the Board is generally responsible for presiding at Board meetings and setting the agenda of the Board. This agenda may include the review and approval of major strategies and plans, the annual corporate budget, the evaluation and compensation of the CEO, and the review of systems for compliance with applicable laws, regulations and accounting rules. In contrast, the Chief Executive Officer is primarily responsible for managing operations. He also executes the strategies and plans that the Board approves.

Jeffrey Garten, the Dean of the Yale School of Management, has declared that “fundamental conflicts of interest can exist” when the “CEO also runs his company’s board.” (Business Week, Nov. 11, 2002). Such conflicts could arise whenever the Board performs its duty of evaluating the performance of the CEO, questioning major strategies and plans, or monitoring the Company’s compliance with laws, regulations and accounting rules. Dean Garten concluded, “it is much more difficult for a board to monitor a chief executive’s performance and hold him accountable for results if the CEO is also the chairman.”

On January 9, 2003, a blue-ribbon commission of financial leaders expressed a preference for separating the positions of Chairman and CEO, while giving a lesser endorsement to alternatives that call for a lead or presiding director. (Report of the Conference Board Commission on Public Trust and Private Enterprise). The Co-Chair of the Commission declared that “a primary concern in a significant number of scandals is that strong CEO’s appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role.” (Chicago Tribune, Jan. 10, 2003).

A recent report of the Investor Responsibility Research Center states that “thirty percent of S&P 1,500 companies now have a CEO who does not simultaneously serve as the company chair, up from 26 percent in 2001.” It adds that 17 percent of those companies “now have a lead or presiding director position.” We believe this trend favors separation of the positions of Chairman and CEO.

Please vote FOR this proposal.”

BOARD OF DIRECTORS’ POSITION:

The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Board to have the flexibility to determine the best director to serve as Chairman of the Board, whether such director is an independent director or the Chief Executive Officer. At the present time, the Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. While the Board may separate these positions in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Board is committed to high standards of corporate governance and has adopted revised Corporate Governance Guidelines. The Guidelines specify objective standards for making the determination of each director’s independence. In certain areas, these criteria go beyond the final rules adopted by the NYSE and the applicable laws and regulations. For example, the Guidelines provide that, in addition to the NYSE independence criteria, a director will not be independent if the director or the director’s firm has a relationship or business arrangement with the Company which represents more than one percent of the firm’s revenue.

The Board believes that the Company’s corporate governance structure, with its emphasis on independence, makes it unnecessary to have an absolute requirement that the Chairman be an independent director. Moreover, the NYSE’s rules require that non-management directors meet at regularly scheduled executive sessions without management. The Company follows this practice and, in many instances, the independent committees of the Board take leadership roles in addressing important governance and management matters. This further obviates the need for the proposal. The Board believes that adopting such a rule would only limit the Board’s ability to select the director it believes best suited to serve as Chairman of the Board, and is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

Chris Rossi, P.O. Box 249 Boonville, CA, 95415, owner of 600 shares of the Company’s common stock, proposes the following:

Shareholder Input on a Poison Pill

“RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

Shareholders’ Central Role

Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.
          Source: The Motley Fool

“That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”

          Source: Morningstar.com

The Potential of a Tender Offer can Motivate our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003, Special 12-page “Corporate Governance” opinion section

Akin to a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.”’

Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

This topic won an overall 60% yes-vote at 79 companies in 2003. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic.

I believe our board may be tempted to partially implement this proposal. I do not believe that a partial implementation would be a substitute for complete implementation.

COUNCIL OF INSTITUTIONAL INVESTORS GENERAL RECOMMENDATION

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, stated “A majority vote of common shares outstanding should be required to approve: . . . Poison pills.” This is a general recommendation, not this specific proposal. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

SHAREHOLDER INPUT ON A POISON PILL

Yes on 6”

BOARD OF DIRECTORS’ POSITION:

This proposal relates to shareholder rights plans, which are commonly referred to as “poison pills.” Despite the indication to the contrary in the proposal, it is important to emphasize that the Company has not had a shareholder rights plan since 1996 when the then-existing plan was redeemed following a determination by the Board that it was no longer necessary for the protection of the interests of the Company’s shareholders. Furthermore, the Board currently has no intention of implementing a shareholder rights plan.

However, the Board does believe that the decision-making process with respect to the adoption of any future shareholder rights plan is an essential function of the Company’s Board that is best undertaken by careful reflection and consideration in light of the needs of the Company and its shareholders at any particular time, and the facts and circumstances then existing. Many studies have recognized that the ability of a board to implement a shareholder rights plan is often an effective tool to ensure that shareholder value is maximized in the event of an unsolicited attempted takeover of a company. The ability to implement a shareholder rights plan without shareholder approval would give the Board valuable time to consider the acquisition proposal, additional bargaining power to ensure the best possible price for shareholders, and the needed flexibility to consider the possibility of strategic alternatives.

The Board does not believe that requiring shareholder approval of a shareholder rights plan would enhance value for shareholders. Such a requirement would limit the Board’s flexibility in responding to a takeover attempt which is not in the best interests of shareholders. Accordingly, the Board recommends a vote against this proposal.

The Board of Directors recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

The Association of BellTel Retirees, 181 Main Street/ P.O. Box 33, Cold Spring Harbor, New York 11724, which owns 214 shares of the Company’s common stock, and Joanne Jacobsen, 13 Linden Drive, Danvers, MA 01923, who owns 134 shares of the Company’s common stock, hereby notify the Company that they intend to introduce the following resolution for action by the stockholders at the 2004 Annual Meeting:

“RESOLVED: The shareholders of Verizon urge our Board of Directors to seek shareholder approval of any extraordinary benefits for senior executives under Verizon’s non-qualified Income Deferral Plan, or any other supplemental executive retirement plan (“SERP”). The Board shall implement this policy in a manner that does not breach any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “SERP” refers to any plan that supplements the Verizon Management Pension Plan with benefits above the compensation limits set by the Internal Revenue Code. “Extraordinary benefit” refers to preferential benefit formulas not provided under the Company’s qualified pension plan.

SUPPORTING STATEMENT: Companies typically set up SERPs to provide retirement benefits on compensation that exceeds IRS limitations on pension benefits that may be paid from tax-qualified pension plans. Verizon has established such a SERP, called the Verizon Income Deferral Plan, and it makes significant contributions on behalf of certain senior executives. Those contributions far exceed the benefit formulas that apply either to employees under the Company’s regular pension plan, or even to other senior managers eligible to participate in the SERP. The Company makes contributions to the SERP accounts of senior executive officers equal to 32% of their combined base salary (above $200,000) plus bonus during their first 20 years of participation in the plan (reduced thereafter to 7% of compensation).

As a result, the top five executive officers are guaranteed SERP contributions nearly as large as their base salary — and far in excess of the benefit formulas applied to other managers and employees. In 2002 former Chairman Charles Lee received a contribution of nearly $1.8 million — a payment equal to 90% of his base salary. CEO Ivan Seidenberg received a contribution of nearly $1.4 million — a payment equal to 92% of his base salary. Through 2002, Lee and Seidenberg had accumulated a total IDP balances of $27.3 and $10.8 million, respectively.

In contrast, the regular pension plan for management employees provides contributions of only 4% to 7% of eligible pay (depending on age and service). And even senior managers eligible to participate in the SERP receive only a matching contribution on their own deposits up to a maximum 6% of eligible deferred compensation.

In addition to the tremendous disparity and substantial cost of this senior executive benefit, we believe the plan design creates questionable incentives. These SERP contributions are guaranteed, not performance-based, and therefore do nothing in our view to align management incentives with long-term shareholder interests.

Last year a resolution seeking shareholder approval of future “golden parachute” severance agreements received the support of 59% of the shares voted. We believe the future award of extraordinary pension benefits should likewise be submitted for shareholder approval, as part of a “checks and balances” system to ensure reasonable SERP formulas for future agreements.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms of the executive’s employment agreement are agreed upon.

Please VOTE FOR this proposal.”

BOARD OF DIRECTORS’ POSITION:

The Company seeks to recruit and retain high performing executive talent who have proven their ability to perform effectively in a changing and highly competitive industry. The Human Resources Committee of the Board, which is comprised solely of independent directors, is responsible for establishing and administering the policies and plans related to compensation and benefits for senior managers and executives. As discussed in the Report of the Human Resources Committee on Executive Compensation beginning on page 21 of this Proxy Statement, compensation of the senior management group is intended to be competitive with other large global public companies so that the Company can effectively compete for executive talent.

The proposal requests that the Board of Directors seek shareholder approval of certain benefits provided to senior executives under the Company’s non-qualified retirement plan, known as the Income Deferral Plan, and other types of supplemental executive retirement plans. The Income Deferral Plan offers supplemental retirement benefits for all senior managers, including senior executives, whose contributions and benefits under tax-qualified plans are limited by the Internal Revenue Code. The Income Deferral Plan is similar to supplemental retirement plans maintained by many companies with which the Company competes for executive talent. All senior managers are eligible to participate in the Plan and there are approximately 300 active participants. Moreover, all participants are treated equally and the Plan does not give preferential treatment to the most senior officers. The Income Deferral Plan is the Company’s only supplemental executive retirement plan and is an integral part of the executive compensation package.

Under the terms of the Income Deferral Plan, participants may voluntarily defer certain compensation and receive a formula-based matching contribution from the Company on such deferrals. A more detailed description of the Income Deferral Plan is set forth under the caption “Retirement Plans” on page 26 of this Proxy Statement.

Given the extremely competitive market for talented managers and executives with proven ability in the telecommunications industry, the Board firmly believes that it is important to preserve the current flexibility it possesses to design, offer and maintain competitive benefits programs, without delay or uncertainty. The Board strongly disagrees with the assertion in the proposal that the Income Deferral Plan provides “extraordinary benefits” to senior executives. The Board must be able to offer benefits commensurate with the industry-at-large to motivate and retain highly sought-after talent. This proposal, if implemented, would significantly limit this flexibility and, accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

The Communications Workers of America, 501 Third Street, N.W., Washington, D.C., 20001, owner of 182 shares of the Company’s common stock, proposes the following:

“Resolved: The stockholders request that the Board of Directors take the steps that may be necessary to adopt a senior executive compensation policy, in compliance with state law and any existing contractual obligations, which would prohibit awards of stock options or restricted stock in any tracking stock or separately-traded public company that may be created on the basis of assets that are owned in whole or in part by Verizon.

SUPPORTING STATEMENT

Verizon has a growing wireless business that may be spun-off or turned into a tracking-stock in the future. A separately traded wireless stock would create the potential to give additional awards of options or restricted stock to senior executives that in turn creates the potential for either undue windfall profits or a conflict of interest.

Sprint created a tracking stock for its wireless business in 1998 and AT&T did a partial initial public offering of AT&T Wireless stock in 2000, before spinning its wireless assets off into an entirely separate company. In the case of AT&T, the Chairman of the Board and CEO was given options to purchase 1.23 million shares of the AT&T Wireless Group stock in the year that the initial public offering was made.

In our view, the creation of a tracking stock or a spin-off should not lead to new awards of options or restricted stock. We believe Verizon already provides ample incentives for superior performance by its executives. For example, Ivan Seidenberg, the Chairman and CEO, was given more than $12 million in salary and bonus payments from 2000 through 2002, held 97,000 shares of Verizon stock as of January 31, 2003, and had options to purchase an additional 2.7 million shares that were exercisable in 2003.

If the executives involved would have little or no responsibility for continued operations of the wireless business, additional awards of options or restricted stock would appear to create the potential for windfall profits, which would not be warranted by their continuing duties and responsibilities. There would appear to be little or no need to give additional stock or options as an incentive for future performance.

On the other hand, if Verizon senior executives would retain operational responsibilities for the wireless assets, grants of additional options or stock would exacerbate the potential conflict of interest that is inherent in running two competing businesses. Value Line observes that “demand for [Verizon’s] fixed lines has slowed dramatically, as potential customers instead choose wireless service options and high-speed internet connections ....” (October 3, 2003). Ivan Seidenberg has recognized that the wireless business “cannibalizes the other [landline] business.” [Forbes.com November 10, 2003].

Under these circumstances, we believe additional grants of options or restricted stock for a separately traded security could give executives an undue incentive to favor the wireless business in ways that will undermine our Company’s core landline business. We believe that the Board of Directors should adjust Verizon’s executive compensation policies to minimize the potential for either a windfall profit, or for a conflict of interest.”

BOARD OF DIRECTORS’ POSITION:

The Company does not currently have, nor does the Company have any current plans to create, a tracking stock. In addition, the Company has not awarded stock options or restricted stock in the stock of any entity other than the Company, and does not have any current plans to do so.

The Board of Directors, however, believes that it is not in the best interests of the Company and its shareholders to arbitrarily limit its flexibility in creating competitive compensation packages for senior executives under circumstances as they may exist from time to time in the future. In the event that circumstances change, and compensation packages that include equity-based compensation of the type referred to in this proposal become desirable in order to appropriately reward long-term performance and link the executives’ interests with those of the shareholders, the Board should be in position to do so.

The outright prohibition proposed in this proposal would unduly circumscribe the Board’s ability to determine the most appropriate compensation and could be harmful to the Company. Accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 9 on Proxy Card:

Northstar Asset Management, P.O. Box 1860, Boston, MA, 02130, owner of 2,597 shares of the Company’s common stock, and Michael C. Bleiweiss, 45 Washington St., Unit 45, Methuen, MA 01844, owner of 3,613 shares of the Company’s common stock, and Rosemary Faulkner, 1120 Park Avenue, Apt. 20B, New York, NY 10128, owner of 1,000 shares of the Company’s common stock, and Frank T. Lossy, 96 Highland Blvd., Berkeley, CA 94708, owner of 450 shares of the Company’s common stock, and Kathleen Ladd Ward, 121 Downer Avenue, Hingham, MA 02043, owner of 2,653 shares of the Company’s common stock, and Carol Master, 199 Coolidge Avenue, #107, Watertown, MA 02472, owner of 120 shares of the Company’s common stock propose the following:

“WHEREAS,

Verizon is one of hundreds of large companies to publish an annual diversity report. These reports allow shareholders and other interested parties to see the company’s progress in creating opportunities for women and people of color.

Verizon has received many honors for its diversity efforts, including being named as one of the 50 Best Companies for Minorities for Fortune magazine.

Despite these honors, Verizon has been the subject of discrimination lawsuits by its employees. In 2002, Verizon settled a long-fought federal court suit and agreed to grant employment credit for retirement purposes to women employees who had taken pregnancy leave during their careers. In April 2002, a group of Verizon’s Latino management employees filed charges with the Equal Employment Opportunity Commission alleging racial discrimination in compensation, advancement and termination. The complaint seeks class action status on behalf of 3,500 Latino managers at Verizon.

Employee discrimination suits are on the rise nationwide and can be financially costly to companies and risk damage to their reputation. In 2000, Coca-Cola settled one of the nation’s largest employee race discrimination suits for $192 million.

One of the frequent contentions in employee discrimination suits is that employees are compensated differently on the basis of their race and gender. Historically these cases have rested largely on the payment of salaries and bonuses, but we believe in the future, employees will look more closely at corporate wealth distributed in the form of stock options.

According to the Company’s 2003 proxy statement, Verizon distributed more than 30 million options to employees in 2002: 9.1% of total options went to the seven most highly compensated officers, representing 0.003% of all employees. Only one of the seven highest paid officers was a woman.

RESOLVED,

Shareholders request that the Board shall prepare a special report, documenting the distribution of 2003 stock options by race and gender of the recipient of the stock options (i.e., percentage of options received by white men, white women, African-American men, African-American women and so on). The report shall also provide context explaining the recent trends in options granted to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than October 1, 2004.

SUPPORTING STATEMENT: Verizon’s annual diversity report is helpful in seeing our company’s progress in advancing women and people of color to positions of greater responsibility within the company. This requested report will provide additional information that will allow shareholders to evaluate whether there is a stock option glass ceiling at Verizon, that might lead to potential future liability. In requesting this report we wish to be sure that all Verizon’s employees receive wealth-creating opportunities that fairly reflect their role and contribution to the company. Verizon has been a leader in corporate diversity initiatives and we believe the disclosure of this additional information is consistent with our company’s commitment to continued leadership on diversity issues.

Please vote FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

The Company is committed to diversity at every level and in all aspects of its business. The Verizon Diversity Strategy program touches every part of the Company’s business, from workforce development and supplier partnerships to its benefits programs and philanthropic efforts.

The Company has long been considered a leader in the area of workplace diversity, and its efforts in the promotion of diversity within the organization and the creation of opportunities for women and minorities have been well publicized. In the past year alone, as noted on the Company’s website, the Company and its leaders have been recognized by many leading national organizations and publications for various diversity achievements and distinctions.

The Company’s commitment to diversity is exemplified by its existing programs and is measured like any other business objective. The diversity plan objectives are developed by each line of business and include mentoring and leadership development programs. Executives are accountable for promoting diversity within their organizations and their success in achieving these objectives is one of the measures used in determining their annual incentive award. In addition, the Company currently has in place internal and external reporting processes that measure and track all areas of employment for women and minorities, economic development and diversity plan goals.

While the Company is strongly committed to diversity, the Board of Directors, in granting stock options to employees, does not believe that an employee’s race or gender are relevant criteria when creating or administering compensation programs. Accordingly, such factors are not taken into account in connection with stock option grants.

For these reasons, the Board does not believe that preparing and issuing a special report to document the grant of stock options to employees categorized by race and gender would further the Company’s diversity objectives and would not be a productive use of the Company’s financial and other resources. Accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 10 on Proxy Card:

The International Brotherhood of Teamsters Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C., 20001, owner of 68,100 shares of the Company’s common stock, proposes the following:

“Resolved: That the shareholders of Verizon Communications (“Verizon” or “Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

1.	A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The report shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

2.	A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support: As long-term shareholders of Verizon, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Currently, Verizon is not required to disclose political contributions made with corporate funds. Company executives exercise unbridled discretion over the use of corporate resources for political purposes. They make decisions unilaterally and without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders and its stakeholders.

That is the case with the $1.4 million contributed by Verizon in the 2002 election cycle. The Center for Responsive Politics, a leading campaign finance watchdog organization reported, that the Company’s money went to major party committees and congressional campaign dinners. However, shareholders do not know whether that is the full extent of the Company’s contributions. According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures. Those committees, in turn, use the company’s money in ways that could pose reputational problems and legal risks for the company.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue. That is why we urge your support FOR this critical governance reform.”

BOARD OF DIRECTORS’ POSITION:

The Company’s political contributions constitute an appropriate expenditure of corporate funds for valid business purposes. In addition, employees of the Company may also participate in the political process by contributing through Company sponsored political action committees (“PACs”) on a strictly voluntary basis. The Company and the PACs are not affiliated with any political party or candidate, and seek to support those candidates and officials whose views are consistent with the Company’s long-term regulatory goals and interests. Any suggestion that the Company’s contributions fund those whose agendas are antithetical to the interests of the Company and its shareholders is, the Board strongly believes, unsupported in fact and plainly wrong. The Public Policy Committee of the Board of Directors periodically receives reports on contributions and on the activities of the PACs, and reports on its activities to the Board. The Company has in place established reporting and compliance procedures and believes it has made contributions to political parties and candidates in accordance with all applicable laws and regulations.

The Company’s resources currently allocated to political activities are negligible in comparison to the scope and extent of the Company’s business. Nevertheless, in the Board’s view, implementation of this proposal would involve additional time and expense to the Company with little, if any, corresponding benefit for shareholders. As required by applicable state and federal laws, information about political contributions by the Company and the PACs is already publicly available. Accordingly, the Board believes there is no need for the Company to use its financial and other resources for duplicative and unnecessary reporting processes and publication.

For the foregoing reasons, the Board of Directors believes that this proposal would result in the unnecessary reporting of information which is already publicly available and would only create a needless burden and expense with respect to the Company’s legitimate efforts to present its views concerning affairs that directly affect the Company and its shareholders. Accordingly, the Board believes that the proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 11 on Proxy Card:

Mr. Raymond W. Nolte, 420 Charles St., Keller, TX 76248, owner of 246 shares of the Company’s common stock, proposes the following:

“WHEREAS: We are citizens of the United States of America, and

WHEREAS: The United States of America is a Constitutional Republic, and

WHEREAS: Our Country is not a socialist form of Government, and

WHEREAS: The Verizon Telephone Company is putting charges on the phone bill statements that amount to charities for poorer people, and whereas charities are to be decided on by the citizens who contribute to them; and

WHEREAS: It is un-American for a business, (Verizon), to extort money for charities from their customers by threatening to discontinue service if these charity charges are not paid by the customers; and

WHEREAS: In at least one case, long distance service has been disconnected for non-payment of these charitable charges;

BE IT RESOLVED That Verizon stop the abhorrent practice of charges for the charities listed as:

1 —	Federal Universal Svc Fee;

2 —	Texas Universal Svc Fee; and

3 —	Number Service Portability Fee

and restoring long distance service to anyone who has suffered the loss of long distance service due to non-payment of these charitable charges.”

BOARD OF DIRECTORS’ POSITION:

This proposal seeks to prohibit the Company from including in customer telephone bills legal and proper surcharges for state and federal taxes which are applied by the Company in accordance with applicable regulations. This proposal relates specifically to the Company’s collection of Federal Universal Service Fund Fees, Texas Universal Service Fees, and Number Portability surcharges.

The elimination of these fees and surcharges would result in lost revenues and could adversely affect value for all shareholders.

The Federal Universal Service Fund Fee is a surcharge paid by the customer to recover contributions by the Company to the Federal Universal Service Fund. The Federal Universal Service Fund supports telecommunications and information services in schools, public libraries, and rural health-care facilities, and subsidizes local service to high-cost areas and low-income customers. Charges by the Company in connection with the Federal Universal Service Fund are regulated by the Federal Communications Commission (the “FCC”).

The Texas Universal Service Fee, which is included in bills to Texas-based customers, supports a fund that provides service in high-cost-rural areas and discounts on telecommunications services for low-income customers within the State of Texas. The fund reimburses telecommunications companies like the Company for providing these services and discounts. The State of Texas allows the Company to pass these charges on to its customers.

The Local Number Portability Surcharge is an FCC authorized cost recovery mechanism. Number Portability is a service that allows customers to keep their telephone numbers even if they switch to another telephone service provider. The FCC allows local telephone companies, like the Company, to recover the cost of upgrading their systems to provide this service.

This proposal, if implemented, would result in the Company foregoing legal and proper fees and surcharges. The resulting loss of revenue could be expected to place the Company at a competitive disadvantage and would be detrimental to shareholder value. Accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board is responsible for establishing and administering the policies and plans related to compensation and benefits for senior managers, including the executives listed in the Summary Compensation Table beginning on page 24 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers.

This report summarizes the philosophy, structure, and compensation levels of the Company’s executive compensation programs for 2003.

PHILOSOPHY

The Committee oversees a compensation program that is designed to support Verizon’s long-term strategy and align the financial interest of the senior management group with Verizon’s shareholders. The Committee has established the following objectives for the Company’s executive compensation program:

•	To attract and retain high-performing executive talent;

•	To encourage achieving key operational and financial goals;

•	To reward key performers who achieve superior returns for shareholders; and

•	To link the majority of total compensation opportunity to performance based on financial and strategic objectives.

The Committee evaluates and approves each component of compensation (base salary, annual incentives, and long-term incentives) and reviews and approves the individual total compensation for key executives. In considering the mix of elements comprising total compensation, the Committee has emphasized long-term pay and performance to stress the importance of achieving Verizon’s long-term goals.

Accordingly, the total compensation of the senior management group has been set at levels that are intended to be competitive with other large, global, public companies with whom we compete for executive talent. The Committee has determined that the aggregate of Verizon’s base pay and short-term compensation opportunity should target the 50th percentile for comparable companies and that its long-term incentive opportunities should target the 75th percentile. To ensure that Verizon’s senior management compensation is consistent with these levels, the Committee annually compares Verizon’s total compensation and component pay levels to those of companies who compete with Verizon for executive talent. In November 2003, the Committee reviewed the compensation levels for the senior management group and determined that the long-term incentive opportunity was generally below the targeted 75th percentile. However, as it did in 2002, the Committee decided that it was appropriate to maintain Verizon’s current long-term incentive structure below the 75th percentile but within the 3rd quartile. In addition, the Company approved maintaining the bonus and compensation structures that have been in place since 2000.

Each of Verizon’s 2003 incentive compensation plans emphasize a pay for performance philosophy and are designed to reflect both individual and company performance. They provide challenging performance objectives that serve to both motivate and retain executives. The Verizon Short-Term Incentive Plan is designed to reward performance in achieving certain internal business goals that are primarily financial and operational in nature. The Verizon Long-Term Incentive Plan is designed to reward the creation of sustainable shareholder value and more closely align the interests of the Company’s senior management group with that of its shareholders. For 2003, the Committee has determined that, given the changing environment, the senior management group long-term incentive compensation will consist of a mix of non-qualified stock options and performance stock units.

The Company has in place stock ownership guidelines that encourage each executive to achieve and maintain an appropriate ownership stake in the Company. The ownership levels are based on a multiple of base salary and require a multiple of at least five times base salary for the CEO and a multiple of at least one to four times for other executives. These guidelines apply to all senior management employees. All named executive officers are currently in compliance with the stock ownership guidelines. The table on page 30 shows the current ownership levels of these named officers.

The Committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key executives to ensure that Verizon continues to retain their services. The agreements with the named executive officers are described beginning on page 27 of this Proxy Statement. The

Committee has adopted a policy that applies to any new severance agreements with senior executives. The policy requires that the Board of Directors seek shareholder ratification of any severance agreement between a senior executive officer and the Company that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus. This limitation applies to the cash value of any post-employment consulting arrangement entered into between the senior executive officer and the Company, but does not apply to the cash value of any benefits that are payable or become payable pursuant to Company policy applicable to management.

COMPONENTS OF COMPENSATION

There are three components of the compensation structure for the senior management group: salary; a short-term incentive award paid in cash; and a long-term incentive award. The majority of an executive’s total compensation is performance-based and, therefore, at risk. The value of such compensation (short-term and long-term incentives) depends largely on the degree of success in attaining both Company and individual performance objectives.

Salary. The Company’s executive salary structure is based on broad salary bands. Verizon periodically evaluates this structure by comparing it to a group of other large global public companies. Base pay is set at the 50th percentile for comparable companies. In 2003, the senior management group generally received salary increases based upon individual performance, market changes in the value of that position, and the economic and business conditions affecting Verizon at the time of the evaluation. The salaries earned by the named executives for 2003 are shown in column (c) of the Summary Compensation Table on page 24.

Short-Term Incentive. Senior managers are eligible to receive annual cash incentives under the Verizon Short-Term Incentive Plan. The plan is designed to support achieving Verizon’s business and performance goals by placing a sizable percentage of annual compensation at risk. For 2003, the awards were based upon actual performance as measured against pre-established performance objectives. These objectives are based primarily upon financial measures, particularly earnings per share and revenue excluding the net impact of pension and post-retirement benefits. A portion of the award is also based upon two additional non-financial measures: customer service and diversity. The Committee evaluates Verizon’s performance on these measures against the performance of industry peers. Depending on Verizon’s and the individual’s performance, the awards can range from zero to a pre-established maximum performance percentage. The amounts shown under “Bonus” in column (d) of the Summary Compensation Table represent the short-term incentive payments awarded to each of the named executive officers for 2003.

Long-Term Incentive. The Company provides long-term incentive opportunities under the Verizon Long-Term Incentive Plan. These long-term incentives may include non-qualified stock options, incentive stock options, performance units, restricted stock grants and stock appreciation rights. For 2003, long-term incentive compensation consisted of a mix of non-qualified stock options and performance stock units. This mix closely aligns the interests of the Company’s senior management group with the interests of its shareholders because of the focus on external performance measures, stock price and relative total shareholder return. This will not change the value of the long-term incentive compensation awarded to executives and will result in the Company granting fewer stock options to its executives.

The award of individual stock options is generally based on the recipient’s actual base salary multiplied by a percentage applicable to the recipient’s compensation band. The percentage is determined based on the level of responsibilities and on comparable positions within a group of other large global public companies. All stock options are granted with an exercise price equal to the fair market value of Verizon’s stock on the date of the grant and are not transferable during the recipient’s lifetime. Non-qualified stock options reward participants only to the extent that the value of Verizon’s common stock increases, thus creating greater shareholder value. In 2003, Verizon began expensing the fair market value of stock options granted on or after January 1, 2003. The number of stock options granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

Performance stock units represent shares of Verizon stock that may become payable after the completion of a three-year performance cycle. Actual payment of the performance stock units will be determined based on Verizon’s Total Shareholder Return (TSR) relative to the TSR of the companies that make up the Standard & Poor’s 500 and to the TSR of a group of telecom companies included in Verizon’s industry peer group. No performance stock units will be paid unless Verizon’s relative TSR position meets a specific minimum threshold percentage at the conclusion of the performance cycle. The value of the award may increase or decrease based on

Verizon’s relative TSR position compared to that of the companies in the Standard & Poor’s 500 and the companies in Verizon’s industry peer group. The value of each performance stock unit is equal to the fair market value of a share of Verizon’s common stock on the date of the grant and will change as the value of Verizon’s common stock changes. All units that become payable under the program will be paid in shares of Verizon common stock. This combination of non-qualified stock options and performance stock units will continue to align the interests of its executives with that of Verizon’s shareholders. The value of the performance stock units granted to each of the named executive officers is shown in column (f) of the Summary Compensation Table.

2003 COMPENSATION FOR IVAN SEIDENBERG

Mr. Ivan Seidenberg is Chairman and Chief Executive Officer of Verizon. His 2003 compensation was determined in accordance with the plans and policies discussed in this report. His annual salary is shown in column (c) of the Summary Compensation Table, and his short-term incentive award is shown under “Bonus” in column (d) of this table.

Mr. Seidenberg did not receive a salary increase in 2003, maintaining the same salary since the merger in June 2000. In 2003, Mr. Seidenberg received a short-term incentive award of $2,775,000. The range of his short-term incentive award was $0 to $3,750,000.

In recognition of the current market conditions, in January of 2003 Mr. Seidenberg recommended a reduction to his 2003 long-term incentive award by more than 10% from its 2002 and 2001 levels, from $12 million to $10.5 million. The Committee reviewed and approved this recommendation. As a result, on February 3, 2003 Mr. Seidenberg was awarded 492,200 non-qualified stock options and 109,000 PSUs. The option grant is reported in column (g) of the Summary Compensation Table. The PSU grant dollar value is reported in column (f) of the Summary Compensation Table.

On December 31, 2003, the remaining 20% of Mr. Seidenberg’s total special long-term performance incentive award became payable. The Committee approved paying the award for Mr. Seidenberg at target due to the performance of Verizon as measured against its industry peers. Mr. Seidenberg received $2,000,000, and his award is reflected in column (h) of the Summary Compensation Table.

APPLICABLE TAX CODE PROVISION

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. Companies are permitted to exclude performance-based compensation from the limit if that compensation meets certain requirements. The Committee believes that the short and long-term plans are performance driven and therefore satisfy the requirements for exemption under Internal Revenue Code Section 162(m).

Respectfully submitted,

    Human Resources Committee

Russell E. Palmer, Chairperson
Richard L. Carrión
Walter V. Shipley
John R. Stafford

Dated: March 6, 2004

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Babbio, Vice Chairman and President of the Company, serves on the Board of Directors of ARAMARK Corporation and, until February 2003, served on its compensation committee. Mr. Neubauer, Executive Chairman of the Board of Directors of ARAMARK Corporation, serves on Verizon’s Board of Directors and, until March 2003, served on its Human Resources Committee.

COMPENSATION TABLES

Summary Compensation Table

							Long-Term Compensation

		Annual Compensation					Awards				Payouts

(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)		(i)
							Restricted		Securities
					Other Annual		Stock		Underlying		LTIP		All Other
Name and		Salary		Bonus	Compensation		Award(s)		Options/SARs		Payouts		Compensation
Principal Position	Year	($000s)		($000s)	($000s)		($000s)		Granted(#)		($000s)		($000s)

Ivan G. Seidenberg	2003	1,500.0		2,775.0	188.8	2	4,200.9	3	492,200	4	2,515.2	5	1,662.1	6
Chairman & CEO	2002	1,500.0		2,700.0	147.5				752,900		2,289.7		2,877.2
	2001	1,500.0		2,437.5	190.0				784,900		6,188.3		3,132.4

Lawrence T. Babbio, Jr.	2003	1,035.0		1,418.0	626.5	2	2,073.5	3	242,600				1,286.5	6
Vice Chairman & President	2002	1,033.7		1,470.0	624.9				324,700				1,778.8
	2001	1,000.0		1,320.0	132.9				419,727				18,245.1

Dennis F. Strigl	2003	875.0		1,540.0	154.9	2	1,753.6	3	205,100				850.5	6
Executive Vice President &	2002	800.0		1,200.0	135.6				251,000				704.6
President & CEO	2001	750.0		915.0	189.2				245,300				6,016.7
Verizon Wireless Joint Venture

William P. Barr	2003	750.0		834.0	36.0	2	1,279.5	3	149,700				648.3	6
Executive Vice President &	2002	724.0		783.0	51.3				193,400		646.1		733.6
General Counsel	2001	700.0		682.5	56.8				194,600		619.5		47.2

Doreen A. Toben	2003	765.4	1	777.0	37.7	2	1,190.9	3	139,500				772.2	6
Executive Vice President & CFO	2002	553.0		840.0	78.1				124,300				517.7
	2001	441.3		495.0	59.1				128,211				352.5

[1]	For 2003, the column “Salary” includes an additional $65,400 in salary awarded in 2003 in connection with Ms. Toben’s becoming Executive Vice President and CFO in 2002.

[2]	For 2003, the column “Other Annual Compensation” includes: incremental costs for personal use of Company aircraft by Messrs. Seidenberg and Strigl in the amounts of: $137,818 and $101,949, respectively; imputed income for the personal use of Company apartment, and related tax reimbursements for Mr. Babbio of $266,840 and $276,157, respectively; and flexible spending allowances for Mr. Barr and Ms. Toben in the amounts of: $31,000 and $26,000, respectively.

[3]	The data reflects the dollar value of the Performance Stock Unit grant of restricted stock units based on the average price of Verizon common stock on the grant date, February 3, 2003. These units vest in three years subject to meeting certain performance measures. On each dividend payment date, additional restricted units are credited to the participant’s account. The number of restricted stock units is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock units in the participant’s account by the average price of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape on the dividend payment date. Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben hold a total of: 112,647; 55,600; 47,022; 34,311; and 31,934 restricted stock units, respectively, which had a dollar value of: $3,951,645; $1,950,445; $1,649,540; $1,203,620; and $1,120,237, respectively, based upon the closing price of Verizon common stock on December 31, 2003.

[4]	The estimated value of Mr. Seidenberg’s total Long-Term Compensation Award in 2003, 2002 and 2001 was approximately $10.5 million (including the Restricted Stock Award reflected in the table), $12 million and $12 million, respectively.

[5]	Mr. Seidenberg’s 2003 LTIP payout represented the payment for the remaining 20% of his special long-term incentive award, which was granted in 1999 under the terms of his employment agreement and includes earnings based on investment elections.

[6]	For 2003, the column “All Other Compensation” includes: Company contributions to qualified plans for Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben in the amounts of $9,995; $10,380; $18,000; $9,995; and $7,034, respectively; and contributions by the Company and its related companies to the non-qualified Income Deferral Plan accounts of Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben in the amounts of: $1,480,000; $1,103,032; $694,010; $525,515; and $675,728, respectively. As of December 2003, the Company’s split dollar life insurance program was terminated for all of Verizon’s senior managers, including its executive officers, and the Company recovered all premiums it had paid under the program. No premiums were paid by the Company on the executive officers’ policies after July 30, 2002. In order to maintain commensurate life insurance benefits for the named executives, the policies have been converted to a bonus plan. For 2003, the value of premiums and related tax reimbursements paid by the Company for Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben are: $172,073; $173,132; $138,459; $112,743 and $89,425, respectively. As disclosed in previous proxy statements, Messrs. Seidenberg, Babbio and Barr waived their rights to receive their deferred merger bonus in exchange for the Company’s entering into a split-dollar insurance arrangement for their benefit. Under this arrangement, the insurance premiums paid by the Company will be ultimately returned to the Company. The present value after-tax cost of this arrangement to the Company is designed to be equivalent to the after-tax cost to the Company of the waived deferred compensation obligations. As of July 2002, the Company suspended all premium payments towards this arrangement.

The following table provides information as to options and stock appreciation rights (referred to as SARs) exercised by each of the named executive officers during 2003. The table sets forth the value of options and stock appreciation rights held by such officers at year-end measured in terms of the closing price of Verizon common stock on December 31, 2003.

Aggregated Option/SAR Exercises

in Last Fiscal Year and FY-End Option/SAR Values

(a)	(b)	(c)	(d)		(e)

			Number of Securities		Value of Unexercised
			Underlying Options/SARs		In-the-Money Options/SARs
			at FY-End (#)		at FY-End ($000s)
	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($000s)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ivan G. Seidenberg	—	—	3,379,030	1,255,768	1,585.4	—
Lawrence T. Babbio, Jr.	—	—	2,163,689	568,101	350.5	—
Dennis F. Strigl	—	—	1,051,686	454,202	—	—
William P. Barr	—	—	994,399	343,501	—	—
Doreen A. Toben	—	—	526,425	264,065	8.0	—

The following table shows all grants of options to the named executive officers during 2003. Pursuant to SEC rules, the table also shows the grant date present value of these options based upon a Black-Scholes valuation method.

Option/SAR Grants in Last Fiscal Year

					Grant Date
	Individual Grants				Value ($000s)

(a)	(b)	(c)	(d)	(e)	(f)
	# of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration	Grant Date
Name	Granted	Fiscal Year	($/Sh)	Date	Present Value

Ivan G. Seidenberg	492,200[1]	2.3%	38.5400	2/2/2013	6,300.2[2]
Lawrence T. Babbio, Jr.	242,600[1]	1.1%	38.5400	2/2/2013	3,105.3[2]
Dennis F. Strigl	205,100[1]	1.0%	38.5400	2/2/2013	2,625.3[2]
William P. Barr	149,700[1]	0.7%	38.5400	2/2/2013	1,916.2[2]
Doreen A. Toben	139,500[1]	0.7%	38.5400	2/2/2013	1,785.6[2]

[1]	One-third of the options are exercisable on February 3, 2004; two thirds are exercisable on February 3, 2005; and the balance is exercisable on February 3, 2006.

[2]	These estimated hypothetical values are based upon the Black-Scholes valuation method using the following assumptions: potential option term, 10 years; risk free rate of return, 4.03%; expected volatility, 39.27%; expected dividend yield, 4%; potential expected time to exercise, 10 years; and a premium for reload and deferral features.

RETIREMENT PLANS

The Verizon Management Pension Plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. All participant pension benefits under this plan are calculated using a cash balance formula that provides for pay credits equal to 4 to 7 percent (depending on age and service) of annual eligible pay up to the statutory limit on compensation ($200,000 in 2003), for each year of service following the conversion to cash balance. Messrs. Seidenberg, Babbio, and Barr and Ms. Toben and other Verizon executive officers began participating in the Verizon Management Pension Plan as of January 1, 2002. Mr. Strigl is not eligible to participate in the Verizon Management Pension Plan.

In general, eligible pay includes base salary and short-term incentives, exclusive of certain senior manager or other incentive compensation, and other similar types of payments. Additionally, monthly interest credits are made to the participant’s account balance based upon the prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintains a hypothetical account balance for each participant. However, as part of the transition to a cash balance formula, all participants who had at least 10 years of service with the Company as of January 1, 2002 receive benefits under an alternative formula, referred to as the “highest average pay formula,” if that formula provides a higher benefit than the cash balance formula. Under this formula, pensions are computed until 2008 on 1.35% of eligible pay for average annual salary for the five highest consecutive years up to the statutory limit on compensation ($200,000 in 2003), for each year of service. In 2008, the Verizon Management Pension Plan will shift from this highest average pay formula to a career average pay formula. Under the career average pay formula an employee’s pension is computed on 1.35% of eligible pay for average annual salary over the remainder of the employee’s career with the Company up to the statutory limit on compensation, for each year of service. As of December 31, 2003, the actual years of service credited under the Verizon Management Pension Plan for Messrs. Seidenberg, Babbio, and Barr and Ms. Toben were 37, 37, 9, and 31, respectively.

The following table illustrates the estimated annual benefits payable pursuant to the highest average pay formula under the Verizon Management Pension Plan based on a maximum compensation limit of $200,000. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings and years of service:

Pension Plan Table

	Years of Service
Final Average
Earnings	15	20	25	30	35	40

$200,000	$40,500	$54,000	$67,500	$81,000	$94,500	$108,000

Because employees with less than 10 years of service generally do not qualify for the highest average pay formula under the plan, Mr. Barr’s cash balance account was $122,512 as of December 31, 2003.

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Verizon Management Pension Plan. Accordingly, any pension amounts for executive officers that exceed that limit will be paid from the Company’s assets under the Verizon Income Deferral Plan. Verizon’s executive officers, including Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben, began participating in the Verizon Income Deferral Plan as of January 1, 2002. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan provided to all eligible senior managers under which an individual account is maintained for each participant. The plan allows the approximately 300 active participants to defer voluntarily the receipt of up to 100% of their eligible compensation, and also provides retirement and other benefits to participants through Company credits to the participant’s account under the plan. Eligible compensation consists of:

I.	a participant’s base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans ($200,000 in 2003);

II.	the participant’s short-term incentive award; and

III.	other bonuses that the plan administrator determines are eligible for deferral.

If any participant elects to defer eligible income, the Company provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. That rate is 100% of the first 4% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. In addition, for the first 20 years of participation in the plan, the Company makes retirement contributions to a participant’s account equal to 32% of the base salary, in excess of $200,000, and short-term incentive award components of the participant’s eligible compensation. Thereafter, the Company makes retirement contributions equal to 7% of such eligible compensation. The following table shows the aggregate portion of each named executive officer’s account attributable to the Company’s contributions as of December 31, 2003.

Executive	Aggregate Account Balance

Mr. Seidenberg	$12,242,560
Mr. Babbio	$10,780,402
Mr. Strigl	$3,603,502
Mr. Barr	$6,138,302
Ms. Toben	$2,332,124

The actual annual Company contribution for 2003 has been included in column (i) of the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

Because of the highly competitive environment in the telecommunications industry, the Human Resources Committee recognizes that, from time to time, it may be appropriate to enter into employment agreements with key members of management to ensure that Verizon continues to retain their services. The Board of Directors will seek shareholder ratification of any new severance agreement between a senior executive officer and the Company that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus. This limitation applies to the cash value of any post-employment consulting arrangement entered into between the senior executive officer and the Company, but does not apply to the cash value of any benefits that are payable or become payable pursuant to Company policy applicable to management.

In 2000, the Company entered into agreements with Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with Verizon’s business relations for a specified period of time following the termination of their employment. The agreements provide that each of these executives will receive certain additional benefits, including a flexible spending account, financial planning services, use of Company aircraft and automobile and certain housing arrangements.

The executives will receive the compensation and benefits outlined below for the term of their agreements. If an executive resigns or retires, he or she will be entitled only to the benefits that would be provided to a similarly situated senior executive upon termination. If an executive’s employment terminates following a change in control of Verizon, or due to a good reason, or as a result of death or disability, the executive will generally receive the same benefits if he or she were involuntarily terminated without cause. However, if the termination is due to disability, the lump sum payment will be offset by amounts payable to the executive under any Company-sponsored disability plan. If an executive’s employment is involuntarily terminated without cause, his or her outstanding stock options will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of the option. In addition, the portion of the one-time year 2000 grant of restricted stock units that was due to vest based upon a continuous employment requirement will become payable on the scheduled date, and the remaining unvested portions of that grant will become payable only if Verizon attains the applicable performance goals. If an executive is terminated for cause or voluntarily resigns, he or she will no longer receive any salary or benefits and will forfeit the unvested portion of the one-time year 2000 grant of restricted stock units. All separation payments provided to the named executive officers under their employment agreements are in lieu of any Company-sponsored severance.

The individual agreements of the named executive officers are summarized below.

Ivan G. Seidenberg. Mr. Seidenberg’s agreement provides that he will continue to be employed through June 30, 2004. His agreement expires on June 30, 2004. On April 1, 2002, he became the sole Chief Executive Officer, and on December 31, 2003, he became Chairman. His agreement currently provides for:

•	an annual base salary of not less than $1,500,000;

•	an annual short-term bonus between 0 and 2.5 times base salary; and

•	annual long-term bonus opportunities of at least 8 times base salary.

If Mr. Seidenberg’s employment is involuntarily terminated without cause or if he is constructively discharged, he will receive the following benefits for the period ending three years after his termination:

•	monthly payments based on his base salary increased by at least 5% annually;

•	annual payments equal to the short-term bonus he would have been entitled to receive;

•	an annual grant of stock options equal to 8 times his annual base salary increased by at least 5% annually; and

•	the excess, if any, of the compensation earned by the Company’s Chief Executive Officer during this period over the amounts paid to Mr. Seidenberg pursuant to his agreement.

If Mr. Seidenberg’s employment is terminated as a result of his death or disability, he will generally receive the same benefits that he would receive if he were involuntarily terminated without cause. However, no payments will be made after June 30, 2004.

Lawrence T. Babbio, Jr. Mr. Babbio’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $1,000,000;

•	an annual short-term bonus between 0 and 2 times base salary; and

•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Babbio’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to 2 times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and (iii) 100% of his long-term bonus opportunity.

Dennis F. Strigl. Mr. Strigl’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $800,000;

•	an annual short-term bonus between 0 and 2 times base salary; and

•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Strigl’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to 2 times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

William P. Barr. Mr. Barr’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $700,000;

•	an annual short-term bonus between 0 and 1.5 times base salary; and

•	annual long-term bonus opportunities of at least 4.25 times base salary.

If Mr. Barr’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

Doreen A. Toben. Ms. Toben’s agreement provides for a two-year term that ends on June 30, 2004. Thereafter, the term of employment will automatically renew for successive two-year terms unless Verizon provides advance written notice.

Her agreement currently provides for:

•	an annual base salary of not less than $700,000;

•	an annual short-term bonus between 0 and 1.5 times base salary; and

•	annual long-term bonus opportunities of at least 4.25 times base salary.

If Ms. Toben’s employment is involuntary terminated without cause, she will receive a lump sum payment equal to two times (i) her base salary and (ii) 50% of her maximum short-term bonus opportunity.

Charles R. Lee. Mr. Lee retired from Verizon on June 30, 2002 and resigned as the non-executive Chairman on December 31, 2003. Under the terms of his agreement, until June 30, 2004, he will receive $250,000 per month and will be provided office space and support, financial planning services and use of Company aircraft and other transportation. During this period, Mr. Lee will not be an employee and, except for certain continuing medical and life insurance coverage, will not be entitled to the other benefits generally provided to Verizon employees. Mr. Lee will also receive financial planning services for two years and will be provided with office space and administrative support for five years after the end of the term of his agreement.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The Human Resources Committee of the Board has approved stock ownership guidelines for all executive officers. Under these guidelines, by the end of a five-year period, the Chief Executive Officer is encouraged to acquire and hold Company shares with a value of five times the base salary then in effect; other executive officers, depending upon their position, are encouraged to acquire and hold shares having a value of one to four times salary. The Committee reviews stock ownership on an annual basis. The Board’s Corporate Governance Guidelines encourage Directors of the Company to hold a minimum of 5,000 shares, to be acquired over a period of up to five years.

On January 31, 2004, there were approximately 2.8 billion shares of Verizon Communications Inc. common stock outstanding. The table below sets forth information as of January 31, 2004 regarding: (a) the shares of Verizon common stock beneficially owned (including shares held in the Company’s employee savings plans) by the named executive officers, each Director and all executive officers and Directors as a group; (b) the total Verizon stock-based holdings of the named individuals and the group; and (c) the shares which may be acquired within 60 days pursuant to the exercise of stock options by the named individuals and the group. The shares shown in this table, in the aggregate, represent less than one percent of the total outstanding shares of Verizon. Except as otherwise noted, each individual and/or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

The middle column of the table combines beneficial ownership of shares of Verizon common stock through holdings of (i) deferred stock units by non-employee Directors (which are payable in cash or shares of Verizon common stock at the election of the Director and are accrued under deferred compensation plans) and by executive officers (which are payable in cash pursuant to deferrals under the Verizon Income Deferral Plan); and (ii) restricted stock units by executive officers (which are payable in shares of Verizon common stock under agreements).

	Shares		Other	Options
	Beneficially		Stock-Based	Exercisable
Name	Owned		Holdings[3]	within 60 Days

Named Executive Officers:
Ivan G. Seidenberg*	156,086		569,175	4,053,308
Lawrence T. Babbio, Jr.	255,518		120,600	2,439,286
Dennis F. Strigl	29,363		111,691	1,143,786
William P. Barr	12,623		98,124	1,173,632
Doreen A. Toben	21,180		66,853	654,140

Other Directors:
James R. Barker	5,124		137,809	27,658
Richard L. Carrión	2,730		10,902	47,986
Robert W. Lane[1]	—		—	—
Sandra O. Moose	696	2	16,860	27,658
Joseph Neubauer	587		27,054	93,814
Thomas H. O’Brien	3,163		41,603	68,407
Russell E. Palmer	2,684		16,120	27,658
Hugh B. Price	1,436		10,010	43,908
Walter V. Shipley	13,860		1,743	47,986
John R. Stafford	13,968		10,188	43,908
Robert D. Storey	366		20,618	23,407

All of the above and other Executive Officers as a group	579,043		1,391,756	11,311,408

*	Also serves as a Director.

[1]	Mr. Lane was elected as a director effective on March 1, 2004.

[2]	Excludes 800 shares held in a family trust as to which Ms. Moose disclaims beneficial ownership.

[3]	Shares are held under deferred compensation plans and may not be voted or transferred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals’ behalf, all Section 16(a) filing requirements have been met during calendar year 2003, except that, due to an administrative error by the Company, one transaction by Mr. Lee involving the withholding of shares for payment of taxes in connection with a Company distribution of stock was not reported timely, and, due to an internal systems error, one transaction by Ms. Toben involving a sale of 321 shares was not reported timely.

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG VERIZON,

S&P 500 TELECOM SERVICES INDEX, AND S&P 500 STOCK INDEX

The graph compares the cumulative total returns of Verizon, the S&P 500 Telecommunications Services Index, and the S&P 500 Stock Index over a five-year period. It assumes $100 was invested on December 31, 1998, with dividends reinvested.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Marianne Drost

Senior Vice President,
     Deputy General Counsel and
     Corporate Secretary

March 15, 2004

IMPORTANT NOTICE REGARDING DELIVERY OF

SHAREHOLDER DOCUMENTS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which will reduce our printing and mailing costs. Under this procedure, shareholders of record who have the same last name and address will receive only one copy of our Annual Report and Proxy Statement or other proxy materials at their household. This procedure will not apply to shareholders who notify us that they wish to continue to receive individual copies. This procedure also does not apply to shareholders who have signed up for electronic delivery of proxy materials.

What do I need to do to participate in householding?

You do not need to do anything. Effective June 1, 2004, and until you instruct us otherwise, only one copy of any future proxy materials will be sent to your household.

Will I still receive my own proxy card and dividend checks?

Yes. The householding procedures do not affect the delivery of proxy cards or dividend checks.

What do I need to do if I want to continue to receive my own set of proxy materials?

If you object to the householding procedures and want to continue to receive your own separate set of proxy materials, contact our transfer agent, EquiServe Trust Company, N.A. (by telephone at 1-800-631-2355 or in writing at P.O. Box 43005, Providence, Rhode Island 02940-3005) by June 1, 2004.

What if I don’t object to the householding procedures now, but change my mind later?

You can opt out of the householding procedures at any time by contacting EquiServe. EquiServe will begin sending you a separate copy of any proxy materials, commencing 30 days after receipt of your instructions.

What happens when a member of my household changes his or her address?

When there is an address change for one of the members of the household, any proxy materials will be sent directly to that shareholder at his or her new address.

Do the householding procedures apply if I hold my shares through a broker, bank or other nominee?

You should contact your broker, bank or nominee to determine whether that institution intends to adopt householding.

How can I receive the Annual Report and Proxy Statement and other proxy materials by electronic delivery?

If you are a registered shareholder and have access to a computer and the Internet, you may sign up for electronic delivery, by going to www.verizon.com/investor. You may also sign up when you vote by Internet at http://www.eproxyvote.com/vz and follow the prompts. Once you sign up, you will no longer receive a printed copy of proxy materials, unless you request one. Each year you will receive an e-mail explaining how to access the Annual Report and the Proxy Statement on-line as well as how to vote your shares on-line. You may suspend electronic delivery at any time by contacting EquiServe.

Printed on recycled paper.
This document is printed on recycled paper which contains at least 10% post-consumer waste.
SKU 4800-PS-04

Verizon Communications Inc.

2004 Annual Meeting Telephone Voting Script

Toll Free: 1-877-PRX-VOTE or 1-877-779-8683

1.	Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2.	Enter the series of numbers printed in the gray shaded box on your card followed by the pound sign.

3.	One moment please while we verify your information.

4.	Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.	The company’s shares that you are voting are those of Verizon Communications Inc.

6.	Your vote is subject to the same terms and conditions as indicated on the proxy card. By your vote, you are authorizing the named proxies to vote according to your instructions at the 2004 Annual Meeting of Shareholders.

7.	To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.

If 1, go to Playback.
If 2, go to 8.

8.	Item # 1. The Board of Directors recommends a vote for the Election of all Directors. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.

If 1, go to 9.
If 2, go to 9.
If 3, go to Director Exception.

Director Exception
Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or, if you have completed voting on directors, press the pound key again.

If pound key entered twice, go to the next item.
If valid nominee number, go to Next Nominee.

Next Nominee
To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key. Or, if you have completed voting on directors press the pound key again.

If pound key entered twice, go to the next item.
If valid nominee number, go to Next Nominee.

Invalid Nominee Number
You have entered an invalid nominee number.

{Go to Next Nominee.}

9.	Item # 2. The Board of Directors recommends a vote for the Ratification of Independent Auditor. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 10.
If 2, go to 10.
If 3, go to 10.

10.	Item # 3. The Board of Directors recommends a vote against the shareholder proposal regarding Cumulative Voting. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 11.
If 2, go to 11.
If 3, go to 11.

11.	Item # 4. The Board of Directors recommends a vote against the shareholder proposal regarding Board Composition. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 12.
If 2, go to 12.
If 3, go to 12.

12.	Item # 5. The Board of Directors recommends a vote against the shareholder proposal regarding Separate Chairman and CEO. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 13.
If 2, go to 13.
If 3, go to 13.

13.	Item # 6. The Board of Directors recommends a vote against the shareholder proposal regarding Future Poison Pill. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 14.
If 2, go to 14.
If 3, go to 14.

     14. Item # 7. The Board of Directors recommends a vote against the shareholder proposal regarding Supplemental Executive Retirement Plans. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 15.
If 2, go to 15.
If 3, go to 15.

15.	Item # 8. The Board of Directors recommends a vote against the shareholder proposal regarding Options or Stock Grants Based on Tracking Stock. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 16.
If 2, go to 16.
If 3, go to 16.

16.	Item # 9. The Board of Directors recommends a vote against the shareholder proposal regarding Diversity Report on Option Grants to Employees. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 17.
If 2, go to 17.
If 3, go to 17.

17.	Item # 10. The Board of Directors recommends a vote against the shareholder proposal regarding Report on Political Contributions. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 18.
If 2, go to 18.
If 3, go to 18.

18.	Item # 11. The Board of Directors recommends a vote against the shareholder proposal regarding Collection of Universal Service and Number Portability Fees. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 19.
If 2, go to 19.
If 3, go to 19.

19.	If you would like us to discontinue mailing a duplicate annual report to this account, press 1. If not, press 2.

If 1, go to 20. If 2, go to 20.

20.	You have cast your vote as follows:

Playback {Playback the appropriate vote for this proxy card.}
Default Playback
You have voted in the manner recommended by the Board of Directors.

Director Proposal Playback
Voted for all nominees: Item #1. You have voted for all nominees.

Withhold from all nominees: Item #1. You have voted to withhold your vote from all nominees.

Withhold from individual nominees: Item #1. You have voted for all nominees except for the following nominee numbers.

For/Against/Abstain Proposal Playback
Item # {For | Against | Abstain}

21.	Your vote has been successfully recorded. It is not necessary for you to mail your proxy card. If you wish to vote another proxy card or change your vote, press 1. Otherwise, please hang up. Thank you for voting.

Invalid Control Numbers
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Go to the same item (repeat three times); otherwise, go to Error.

Invalid Number
Go to the same item (repeat three times); otherwise, go to Error.

Error
We are unable to process your request at this time. Thank you for calling.

{Call ends.}

Verizon Communications Inc. Annual Meeting Voting
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Enter the series of numbers printed in the gray shaded box on your proxy card, voting instruction sheet or ballot.

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Verizon Communications Inc. Annual Meeting Voting

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     Solar Hunter
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     Anywhere, NJ 12345

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Select how you would like to receive your future annual meeting materials:

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Annual Meeting Materials

Please review the following Annual Meeting materials and then click “Continue” to go to the ballot page:

     Annual Report

     Proxy Statement

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Verizon Communications Inc. Annual Meeting Voting

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PROXY/VOTING INSTRUCTIONS

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders Wednesday, April 28, 2004.

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated.

Verizon Communications Inc. Directors recommend a vote:

“FOR” all Nominees
“FOR” Proposal 2
“AGAINST” Proposal 3
“AGAINST” Proposal 4
“AGAINST” Proposal 5
“AGAINST” Proposal 6
“AGAINST” Proposal 7
“AGAINST” Proposal 8
“AGAINST” Proposal 9
“AGAINST” Proposal 10
“AGAINST” Proposal 11

Check this box to cast your vote in accordance with the recommendations of Verizon Communications Inc.            ☐
Directors:

Verizon Communications Inc. Directors recommend a vote “FOR” all Nominees.

1. Election of Directors	☐ FOR ALL NOMINEES, except as noted below		☐ WITHHOLD AS TO ALL NOMINEES

	☐ J.R. Barker	☐ R.L. Carrión
	☐ R.W. Lane	☐ S.O. Moose
	☐ J. Neubauer	☐ T.H. O’Brien
	☐ H.B. Price	☐ I.G. Seidenberg
	☐ W.V. Shipley	☐ J.R. Stafford
☐ R.D. Storey

Verizon Communications Inc. Directors recommend a vote “FOR” Proposal 2.

2. Ratification of Independent Auditor	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 3.

3. Cumulative Voting	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 4.

4. Board Composition	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 5.

5. Separate Chairman and CEO	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 6.

6. Future Poison Pill	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 7

7. Supplemental Executive Retirement Plans	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 8.

8. Options or Stock Grants Based on Tracking Stock	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 9.

9. Diversity Report on Option Grants to Employees	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 10.

10. Report on Political Contributions	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 11.

11. Collection of Universal Service and Number Portability Fees	☐ FOR	☐ AGAINST	☐ ABSTAIN

If applicable, click the option box:	☐ Eliminate duplicate Annual Reports

To cast your vote please click “Submit”.

[SUBMIT]
(NOTE: Your vote will not be counted until you click “Submit”.)

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© 2002 EquiServe®. All rights reserved.

2004 ANNUAL MEETING
ADMISSION TICKET

c/o EquiServe Trust Company, N.A.
P.O. Box 8571
Edison, NJ 08818-8571

Please retain and present this ticket for admission to the meeting.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the Internet and go to http://www.eproxyvote.com/vz

2.	Follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Follow the easy recorded instructions.

If you vote via the Internet or telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

☒	Please mark votes as in this example.

Directors recommend a vote “FOR”:	Directors recommend a vote “AGAINST” the shareholder proposals regarding:

		FOR	WITHHOLD				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors				3.	Cumulative Voting				8.	Options or Stock Grants Based on Tracking Stock

(01) J.R. Barker, (02) R.L. Carrión, (03) R.W. Lane, (04) S.O. Moose, (05) J. Neubauer, (06) T.H. O’Brien, (07) H.B. Price, (08) I.G. Seidenberg, (09) W.V. Shipley, (10) J.R. Stafford, (11) R.D. Storey					4.	Board Composition				9.	Diversity Report on Option Grants to Employees
EXCEPTION(S): FOR all nominees except as noted below
					5.	Separate Chairman and CEO				10.	Report on Political Contributions

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Auditor				6.	Future Poison Pill				11.	Collection of Universal Service and Number Portability Fees
					7.	Supplemental Executive Retirement Plans

Eliminate duplicate Annual Reports	Indicate notations on reverse side

Signature(s)	Date	Signature(s)	Date

Please sign exactly as name(s) appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

2004 ANNUAL MEETING
ADMISSION TICKET

WEDNESDAY, APRIL 28, 2004, AT 10:00 A.M.

RICHMOND MARRIOTT HOTEL
500 EAST BROAD STREET
RICHMOND, VIRGINIA 23219

(Directions below)

Please retain and present this ticket for admission to the meeting.

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From the East / From Richmond International Airport (approximately 7 miles): If you are driving West on I-64, take Exit 190 “5th St./Downtown/Coliseum.” Follow 5th St. for 3/10 miles. Turn left onto E. Marshall St. and turn left into the parking deck, which is directly behind the Marriott.

From the West: If you are driving East on I-64, take Exit 75 “3rd St./Coliseum/Downtown” Exit. Take your first left onto Jackson St. and proceed two blocks to 5th St., turn right. Then, turn left onto E. Marshall St. The parking deck is to the left, which is directly behind the Marriott.

From the North: If you are driving South on I-95, at Exit 75 bear to the right. The exit sign will read, “3rd St./Coliseum/Downtown”, you will be on 3rd St. Take your first left onto Jackson St. and go two blocks to 5th St., turn right. Then, turn left onto E. Marshall St. The parking deck is to the left, which is directly behind the Marriott.

From the South: If you are driving North on I-95, take Exit 74C “Broad St. West/State Capital/Coliseum.” The Marriott is nine blocks ahead on Broad St. To get to the parking deck, continue to 2nd St., turn right onto 2nd St., then turn right onto E. Marshall St. Go three blocks on E. Marshall St. to 5th St. You will see the parking deck located at the corner of 5th St. and E. Marshall St. Cross over 5th St. and turn left into the parking deck.

The skywalk from the third level of the parking deck connects to the Marriott.

Detach Proxy Card Here

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PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Wednesday, April 28, 2004, 10:00 a.m., at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia.
P R O X Y
The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director: J.R. Barker, R.L. Carrión, R.W. Lane, S.O. Moose, J. Neubauer, T.H. O’Brien, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.R. Stafford and R.D. Storey, and in accord with the Directors’ recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This card also constitutes your voting instructions for shares held of record for your account in the Verizon Communications Direct Invest Plan and, if shares are held in the same name, shares held in any of the Verizon employee savings plans. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, they must have proxy voting instructions for those shares by April 23, 2004.

If you do not properly sign and return a proxy, vote by telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in any of the Verizon employee savings plans will be voted as described on page 1 of the Proxy Statement.

Please sign on the reverse side and return this proxy in the enclosed envelope. If you vote via the telephone or Internet, please do not mail your card.

NOTATIONS: